EXHIBIT 99.1

AirNet Announces Appointment of Dr. George M. Calhoun as Chairman of the Board

    MELBOURNE, Fla.--(BUSINESS WIRE)--March 19, 2004--AirNet Communications Corporation (Nasdaq:ANCC), the technology leader in software-defined base station products for wireless communications, announced today that George M. Calhoun has been appointed as Chairman of the Board. The company also announced that James W. Brown and Christopher Doherty, who represent SCP Private Equity Management, L.P., ("SCP") have resigned as directors.
    Dr. Calhoun has served as a director of the company since March 2002 and is also currently serving as the Chairman of the Audit Committee for AirNet. Dr. Calhoun has over 23 years of experience in high-tech wireless systems development beginning in 1980 as the co-founder of InterDigital Communications Corporation (Nasdaq:IDCC). Dr. Calhoun holds a Ph.D. in Systems Science from the Wharton School at the University of Pennsylvania, as well as a B.A. from the same university. He is also currently on the faculty at the Howe School of Technology Management, which is part of the Stevens Institute of Technology in Hoboken, New Jersey.
    "George Calhoun is a seasoned wireless industry veteran who has provided the Company with valuable guidance over the last two years," said Glenn Ehley, President & CEO of AirNet Communications. "All shareholders should benefit from his leadership and vision."
    Mr. Brown, a partner with SCP, served as a director of the company from November 1997 and as Chairman from October 1999. Two private equity funds managed by SCP, SCP I and SCP II, have made a number of investments in the company since 1997. Due to the winding down of SCP I (the older of these funds), SCP and the Company have determined that the best way to ensure compliance with applicable securities laws is for both SCP representatives to leave the Board at this time.
    "SCP remains committed to AirNet, as evidenced by our debt financing last year," said Mr. Brown. "SCP has modified its 2003 voting agreement with TECORE, Inc. to ensure that two board seats will be available to SCP representatives at the appropriate time."
    "Jim Brown's contributions to AirNet have been of immense value," said Glenn Ehley. "Through SCP's investments and Jim's leadership, AirNet has developed and commercialized the most advanced broadband, software-defined radio technologies and products available in the GSM world."

    About AirNet

    AirNet Communications Corporation is a leader in wireless base stations and other telecommunications equipment that allow service operators to cost-effectively and simultaneously offer high-speed wireless data and voice services to mobile subscribers. AirNet's patented broadband, software-defined AdaptaCell(R) SuperCapacity(TM) adaptive array base station solution provides a high-capacity base station with a software upgrade path to high-speed data. The Company's AirSite(R) Backhaul Free(TM) base station carries wireless voice and data signals back to the wireline network, eliminating the need for a physical backhaul link, thus reducing operating costs. The Company's RapidCell(TM) base station provides government and military communications users with up to 96 voice and data channels in a compact, rapidly deployable design capable of processing multiple GSM protocols simultaneously. AirNet has 69 patents issued or filed and has received the coveted World Award for Best Technical Innovation from the GSM Association, representing over 400 operators around the world. More information about AirNet may be obtained by calling 321.984.1990, or by visiting the AirNet Web site at http://www.airnetcom.com.

    Safe Harbor Statement Under the Private Securities Litigation
Reform Act of 1995 and Other Applicable Law

    Certain statements in this news release may constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 (the Reform Act),
Section 27A of the United States Securities Act of 1933 and Section 21E of the United States Securities and Exchange Act of 1934. These forward-looking statements may relate to anticipated financial performance, management's plans and objectives for future operations, business prospects, market conditions, financial forecasts and other matters. All statements contained in this news release that do not relate to matters of historical fact should be considered forward-looking statements, and are generally identified by words such as "anticipate'', "prospects", "believe,'' "estimate,'' "expect,'' "intend,'' "should, " "plan'' and "objective'' and other similar expressions. Readers should not place undue reliance on the forward-looking statements contained in this news release. Such statements are based on management's beliefs and assumptions and on information currently available to management and are subject to risks, uncertainties and changes in condition, significance, value and effect. Such risks or uncertainties include the following: there can be no assurance that the restructuring of the Board will be beneficial to the Company; that sales of common stock by institutional shareholders may cause volatility and adversely impact the market and price for the company's common stock; and that the company may not be able to continue to operate as a going concern even after the consummation of, and payment of the remaining installments due to the Company under the financing. These and other risks are detailed in reports and documents filed by the Company with the United States Securities and Exchange Commission. Such risks, uncertainties and changes in condition, significance, value and effect, many of which are beyond the Company's control, could cause the Company's actual results and other future events to differ materially from those anticipated. The Company does not, however, assume any obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.
    The stylized AirNet mark(R), AdaptaCell(R), AirNet(R) and AirSite(R) are registered trademarks with the U.S. Patent and Trademark Office. RapidCell(TM), Super Capacity(TM) and Backhaul Free(TM) are trademarks of AirNet Communications Corporation. Other names are registered trademarks or trademarks of their respective companies or organizations.

    CONTACT: AirNet Communications Corporation, Melbourne
             Investor Relations:
             Stuart P. Dawley, +1 321-953-6780
             sdawley@airnetcom.com